                      DESIGNATION TO SIGN FORMS 3, 4 AND 5

        I, Hannah H. Kim, Chief Legal Officer and Corporate Secretary of
Energizer Holdings, Inc., hereby authorize and designate Melissa A. Nazzoli to sign and file all Forms 3, 4 and 5 which I may be required to file with the
Securities and Exchange Commission pursuant to Section 16(a) of the Securities
Exchange Act of 1934.  Such authority shall continue indefinitely until such time as I revoke such authority in writing.  Her authority shall not be exclusive and nothing herein shall serve to prohibit me from designating other persons to sign and file my Forms 3, 4 and 5, or from so signing and filing such
Forms myself.

Dated: November 11, 2019                /s/ Hannah H. Kim
                                        (Signature)